EXHIBIT 99.1
SGN LLC Dex Media East
Moderator: George Burnett
11/3/2005 — 11:00 AM ET
Confirmation #791743

SGN LLC Dex Media East — 3rd Quarter 2005 Conference Call
Moderator: George Burnett
November 3, 2005
11:00 AM ET

Operator:	Good morning, ladies and gentlemen. Welcome to Dex Media’s Third Quarter 2005 Earnings Conference Call. At this time, all participants in a listen-only mode. This transmission is the property of Dex Media Incorporated. Any retransmission or broadcast without the express consent of the company is strictly prohibited. Please note that today’s teleconference is being recorded, as well as webcast live over the company’s web site at www.dexmedia.com.

I would now like to turn the call over to Brooke Martellaro, Director of Investor Relations. Ms. Martellaro, you may begin.

Brooke Martellaro:	Thank you. I’d like to welcome everyone to the third quarter call for Dex Media, Inc. With us on the call today are George Burnett, our president and CEO, and Scott Pomeroy, our CFO. As we have noted previously, our quarterly calls and press releases will focus on the consolidated results for Dex Media, Inc., which is listed under the ticker symbols DEX on the New York Stock Exchange. Dex Media’s third quarter 10Q and the 10Q for Dex Media East and Dex Media West will all be filed with the SCC in the next few days. Once filed, they will be available at scc.gov and through links on our web site at dexmedia.com.

This morning George will be giving some general comments about our operating performance for the third quarter. Scott will then present the consolidated financial results for Dex Media, Inc. The earnings press release issued this morning summarized these results and is available on our web site at dexmedia.com. The replays of this call will also be available on our web site via the 800 number listed or by clicking on the webcast replay button.

Before we begin, I would like to remind you that certain statements made on today’s conference call, including the guidance we will provide, constitute forward-looking statements that are subject to the safe harbor provided by the federal security laws. Although we believe our guidance is based on reasonable assumption, actual results could differ materially from those projected in the forward-looking statements as the result of known and unknown risk factors and uncertainty, including factors relating to the proposed merger of Dex and RH Donnelly Corporation. References made to the discussion of risk in our earnings press release are in Dex Media’s filings with the SCC.

Further, the guidance in forward-looking statements provided on this call are made only as of today’s date. We undertake no obligation to subsequently update or revise such guidance or forward-looking statements. Lastly, during this call we will use certain nongap financial measures

SGN LLC Dex Media East
Moderator: George Burnett
11/3/2005 — 11:00 AM ET
Confirmation #791743

as defined by the SCC and you will find a reconciliation with the most directly comparable gap measure in our press release issued today. With that, let me turn it over to George.

George Burnett:	Good morning from Denver. Before we move into a discussion of our third-quarter performance, I would like to spend a moment to share my perspective on our pending merger with RH Donnelly. We share Donnelly’s belief in the power of the Dex/Donnelly combination. The new company will be the third largest print and Internet directory publisher in the United States with an attractive and diverse mix of markets. We will build on our complementary strengths, Donnelly’s excellence in sales and marketing execution, and Dex’s leadership in marketing innovation and local Internet search. The transaction has the potential to create meaningful shareholder value based on a number of factors, including potential revenue synergies, defined cost synergies, cultural similarities, and operating system compatibility.

We are pleased to report that the integration planning is well underway. Our combined teams’ objectives is to hit the ground running following the close of the transaction expected to be in the first quarter of 2006.

Now let’s turn to the consolidated third-quarter results for Dex Media. Our solid performance reflects our continued focus on innovation and execution. This is Dex’s third consecutive quarter of positive earnings. We generated publication sales growth of 2.5 percent and sustained solid, even margin of 56.6 percent. Recognized revenue growth for the quarter was 1.2 percent. Recash flow generation of $151 million enabled us to pay down $133 million in debt during the quarter. This brings our year-to-date total debt paydown to $355 million or $2.28 per share, which puts us on plan to deliver approximately half a turn this year.

During the quarter we continued to focus on three themes I have talked about before:
Competitiveness, the Internet and operational efficiency. Let’s talk about competitiveness. We continue to differentiate Dex and to drive advertiser value by innovating both in print and on line. During the quarter, we delivered five new Dex Plus companion directories. Consumer and advertiser acceptable of Plus continues to exceed our expectations with advertiser penetration rates exceeding 40 percent in several markets.

We are also pleased with our initial usage share results as measured by third-party research. Results from our first seven markets post-Plus introduction indicate a gain in Dex’s aggregate usage share. Of course, increased consumer usage drives improved value for advertisers, further enhancing our competitiveness. We continue to innovate our print products to provide more choice and value for our customers. Awareness products, especially tip-ons, tabs, and Ink Jet Edge continue to sell well.

We recently completed delivery of our first co-branded university directory for the University of Nebraska, which we designed, produced and delivered in just four months. Our marketing team is currently evaluating opportunities to bid for additional university directories in 2006. Let’s move on to the Internet.

Our industry-leading Internet strategy further differentiates us in the marketplace and the third quarter reflected continued progress and execution. We are pleased with the customer demand and with our sales channels focus and performance. During the third quarter, our channels sold 5,600 web click packages, a 22 percent increase over second quarter sales. Year to date, we have now sold more than 14,000 web click packages. Over 40 percent are complete design, build and host packages, with nearly 50 percent being clicks only.

SGN LLC Dex Media East
Moderator: George Burnett
11/3/2005 — 11:00 AM ET
Confirmation #791743

We also completed distribution of our content on Yahoo Yellow Pages during the quarter. As a result, Dex advertisers now appear in their search results. We are currently working with Yahoo to finalize distribution of our content on yahoo.local. In September, we announced that Dex Online was the region’s leading Internet local search site in terms of consumer traffic for the sixth consecutive quarter. Building on that leadership, we are preparing to launch next generation services through Dex Online early next year, including a new business profile product and advertiser full-motion video.

In the area of operational efficiency, we are pleased that the Amdoc’s production and building conversions are largely behind us. Of note, Dex and Donnelly both operate on similar Amdoc platforms.

Before I turn it over to Scott, I would like to publicly recognize and thank our former CFO, Bob Neumeister, for his many contributions during the past three years, a time that has redefined the Dex business both financially and operationally. As you may be aware, Bob groomed a very capable successor whose leadership will be critical throughout the upcoming integration process. It is my pleasure today to turn the call over today to our new CFO, Scott Pomeroy.

Scott Pomeroy:	Thanks, George, and good morning to everyone. This quarter, as in quarters past, our financial focus was on generating free cash flow and reducing our debt to enhance shareholder value. As George noted, we generated free cash flow on an adjusted basis of $151 million, paying down $133 million of bank debt. This brings our year-to-date adjusted free cash flow to $397 million and debt repayment to $355 million or, as George mentioned, $2.28 per fully diluted share.

As we said last quarter, we expect to see utilization of working capital in excess of our normal run rate, because of new product introductions. We continue to anticipate that the total one-time net investments of working capital will be in the range of $12 to $15 million for the full year. During the third quarter, we actually generated working capital of approximately $1 million driven largely by the timing of several Plus directory publication dates. We expect to see our use of working capital increase for the fourth quarter given the heavier Dex Plus rollout schedule.

I would like to direct your attention to our earnings press release issued early this morning for a full discussion of the basis of our reporting and a reconciliation of all nongap measures to the most comparable gap results. Let me begin with the discussion of our publication sales.

As a reminder, publication sales includes the total billable value of advertising and directories that were published during the period, and all other revenue, including revenue products sold during the period. We will be consistent in referring to this metric as publication sales.

For the third quarter, publication sales was $422 million reflecting a 2.5 percent growth rate over the same period last year. On a year-to-date basis, publication sales was $1,332,000,000 for a 2.3 percent increase over the first nine months of 2004. The growth in publication sales in any quarter is a function of, among other things, the mix of our directories, the adoption of corporate innovations, and the timing of new product launches. While we have not, nor do we intend to, give specific information related to individual products for competitive reasons, much of the current growth can be attributed to new product initiatives, including Dex Plus, corporate innovations, dexonline.com, and Dex Web Clicks.

Our reported gap results reflect revenue on a recognized basis based on deferral and amortization accounting. We have and will continue to refer to recognized revenue as simply revenue. For the third quarter, we reported revenue of $418 million compared to revenue as adjusted of $414 million for the same period last year, a growth rate of 1.2 percent. The growth in the quarter was

SGN LLC Dex Media East
Moderator: George Burnett
11/3/2005 — 11:00 AM ET
Confirmation #791743

largely attributable to an increase of approximately 2 percent in national directory service revenue, which represents the fourth consecutive quarter of growth for our national business along with an increase of more than 50 percent in other revenue, which consists primarily of Internet revenue.

As we have previously discussed, our reported revenue is being impacted this year by the effects of certain noncash items. Of particular note is the timing of advertising placed by Qwest under its taker pay agreement. While we expect that Qwest will achieve its contractual $20 million in annual spend in 2005, the timing of advertising placements, which is coming later in the year than what’s anticipated, is affecting our recognized revenue in 2005. As a reminder, Qwest pays 1/12th of their $20 million commitment each month, regardless of when they actually placed their advertising.

In addition, strategic decisions we made in the second and third quarters around the timing of Dex Plus directories is causing us to delay the recognition of some local print revenue. Accounting policy requires us to defer a portion of the revenue from sales of a bundled product, in our case the main directory in Dex Plus, until all elements of the bundle are produced and consumer delivery is completed. For competitive reasons, we made a decision to deliver Plus directories on different schedules than their main directories in six markets. As a result, we are deferring the related revenue into 2006. Again, this is a timing issue that is noncash impacting.

Finally, the discontinuation of certain direct marketing products in 2004 has affected our recognized revenue this year. Excluding the impacts of these noncash items, total revenue growth for the quarter would have been 1.5 percent.

Let’s move on to the expense side of the equation. Our cost of revenue for the quarter was $125 million yielding a gross margin of 70.1 percent compared to a gross margin as adjusted for the same period in 2004 of 69.9 percent. GNA expense in the quarter was $63 million, a decrease of almost $19 million over the same period in 2004. In evaluating this decrease, the third quarter of 2004 included a charge of $20 million related to an advisory fee we paid to the equity sponsors in connection with their IPO. In addition, GNA expense for the third quarter of 2004 includes one-time accrued severance charges of approximately $9 million compared to $5 million in 2005. Additionally, the third quarter includes merger-related expenses of approximately $2 million. After adjusting for the affects of all these one-time charges, GNA costs have increased from $53 million in 2004 to $56 million in 2005.

EBITDA as adjusted for the quarter was $237 million reflecting a margin of 56.6 percent compared to a margin of 57 percent for the same period in 2004. Our year-to-date EBITA margin is adjusted to a strong 56.7 percent demonstrating effective management of our cost structure within the current revenue growth and new product introduction environment. We have been able to absorb the upward pressure on various operating costs, incur additional costs associated with being public, and invest prudently in the business in such successful products as Dex Plus and Web Clicks, while continuing to maintain industry-leading margins.

Net income for the quarter was $16 million compared to a loss of $34 million in the prior year period. On a fully diluted basis, we earned .10 per share. We reported cash provided by operating activities for the third quarter of $156 million compared to $105 million for the same period in 2004. For the nine-month period, we generated $416 million in cash provided by operating activities compared to $354 million in 2004. Capital expenditures for the quarter were $9 million bringing capital spending for the nine-month period to $26 million. This compares to $9 million for the third quarter of 2004 and $48 million for the nine-month period. This decrease reflects the substantial completion of the Amdoc’s conversion in 2004.

SGN LLC Dex Media East
Moderator: George Burnett
11/3/2005 — 11:00 AM ET
Confirmation #791743

Our capital expenditures in 2005 relate predominately to residual software development associated with the Amdoc’s conversion, Internet development and various data architecture projects. Free cash flow as adjusted, which we defined as cash flow from operations, less capital expenditures for the quarter, was approximately $151 million compared to $147 million in 2004. And on a year-to-date basis, adjusted free cash flow in 2005 was $397 million compared to $360 million in 2004.

The improvement in free cash flow year over year is primarily the result of diminished capital expenditures and improvements in our capital structure, specifically the repayment of $785 million in debt since the IPO, as well as debt repricings that have led to improvements in our total interests costs.

As you may know, our free cash flow has also benefitted by the favorable tax position that resulted from the step-up of our asset base when we acquired the company from Qwest. As a reminder, we are currently paying no cash income taxes, and do not expect to pay such taxes until approximately 2008 or 2009. As of September 30th, our total debt outstanding was approximately $5.4 billion. The fixed-rate component of our capital structure now approximates 69 percent. Our average cost of debt based on the weighted average interest costs of September 30th, including our various interest rate swaps, was 7.6 percent.

We reported interest expense of $109 million for the quarter, a reduction of $35 million over the same period last year. Please note that interest expense includes amortization and deferred financing costs and accretion on our discount notes. And as I pointed out a moment ago, we are seeing significant improvement in interest costs as a result of debt repayment and the three debt repricings we’ve completed since the IPO.

In looking forward to the balance of 2005, I would like to update or reiterate all of our total year guidance. We have provided a guidance table for your convenience in Schedule 2 attached to our press release. Recognized revenue for the year is expected to be .6 percent based on revenue of $1,658,000,000. Excluding the affects of the noncash items I discussed a few moments ago in relation to our quarterly results, revenue growth is expected to be 1 percent for the year consistent with our previous guidance and reflective of our operating performance and ability to produce cash-generating revenue.

EBITA as adjusted is expected to be $940 million. Adjusted free cash flow is expected to be $521 million. We are improving our guidance around overall debt paydown for the year to a range of $460 to $475 million, which reflects continued strong cash generation and our ability to actively manage our capital structure. We are also improving our guidance around cash interest paid to a range of $360 to $375 million with interest expense for the year expected to be $455 million.

Finally, diluted shares outstanding are expected to be $152.5 million at year end. We are reiterating previous guidance in all other areas as further detailed in Schedule 2 of the press release.

With that, I will now ask the operator to open the call up for questions. Operator, would you please provide instructions?

Operator:	Ladies and gentlemen, if you have a question at this time please press the one key on your TouchTone telephone. If your question has been answered or if you wish to remove yourself from the queue, please press the pound key. The first question is from Peter Salkowski from Goldman Sachs.

SGN LLC Dex Media East
Moderator: George Burnett
11/3/2005 — 11:00 AM ET
Confirmation #791743

Peter Salkowski:	Good morning, gentlemen. A couple of quick questions. One, starting with the Web Click product, I know you talked about in your numbers for the full year what percentage were full packages versus clicks only. I was wondering if you could provide that information for the third quarter, kind of give an idea of how many other packages were click-only packages. And then I know it was in the third quarter of last year that you piloted this program, I believe, in Seattle and then brought it into Omaha after that before rolling it out to the entire package. Wondering, renewal rates on the people who signed up early and are any of them coming back on a second-year basis.

George Burnett:	Hi, Peter. It’s George. A couple of things. First is the third quarter was approximately 40/60, just as we had reported for the year-to-date rate. Then on renewal, the Seattle kickoff, which would be our first chance to get a real view of renewal, it gets kicked off next week, so we have — it’ll really be fourth quarter before we see any indication of your two renewal rates.

Peter Salkowski:	Okay. And then just to follow-up, on the bad debt expense you mentioned in the released that it was up by I think $5.5 million over last year.

George Burnett:	Yeah.

Peter Salkowski:	Could you elaborate on that a little bit, please?

Scott Pomeroy:	Yeah, Peter, this is Scott. Let me dimensionalize that a little bit for you. Three — that $5.5 million represents about 3.8 percent for the quarter. That would be — year-to-date, that would put us at about 3.1 percent, so it is up slightly.

To also contextualize that, if I go back two or three years on a year-to-date basis, that 3.1 compares to about 2.7 percent in ‘04 and 3.1 percent in ‘03, so we’re seeing a fairly tight range in and around that low 3 percent.

As we have said, historically we’re comfortable with the notion of balancing credit risk versus the contribution margin elements of the business. And we had said, I think, in previous calls that even up to 4 percent we were comfortable with, so this is not alarming or surprising to us and really consistent with our expectations.

Peter Salkowski:	Great. Thanks very much. And just lastly, on the Yahoo Yellow Pages, I know that the — that was supposed to go live this quarter, and I think Google went live in the second quarter. Couple of things: One, can you kind of give us an indication of what you’re paying to Yahoo for the preferred placement on Yahoo Yellow Pages; and then also, ways in which you’re trying to monetize that, is there any progress there?

Scott Pomeroy:	Right. Two things. What we’ve said is the — we haven’t given a specific dollar value on what we’re paying for the preferred placement on Yahoo. What we’ve said is the amount of investment is eminently manageable within our total expense stream and it does not put any undue pressure on our mid-50s margin, as frankly you can see. And of course, remember, there’s no cash that changes hands on yahoo.local, which we believe will be operationalized as google.local has already been in the fourth quarter.

As it relates to monetization, I’ve said to many of you, we’re looking at two different monetization strategies. We’re testing them now. We’ve nothing to report on this call on the effectiveness of those, but one is to charge for the incremental usage that we get from google.local, yahoo.local, and Yahoo Yellow Pages in the aggregate pricing of our bundle. A 1.A version of that is to not really charge directly within the bundle for that, but to improve the value proposition, therefore,

SGN LLC Dex Media East
Moderator: George Burnett
11/3/2005 — 11:00 AM ET
Confirmation #791743

gain incremental revenue out of retention. And then the third is to charge specifically incrementally for the preferred placement where we are paying cash. We are in the marketplace testing all three of those strategies, and when we have results on those, we’ll report them out to you.

Peter Salkowski:	Great. Thanks a lot, guys.

Scott Pomeroy:	Great. Thanks, Peter.

George Burnett:	Thanks.

Operator:	The next question is from Karl Choi from Merrill Lynch.

Hester Chang:	Hi. This is actually Hester Chang [ph] for Karl. Just a couple of quick questions. Just to better understand the Qwest spending and the timing of that, since it looks like they’re coming in lower than the $20 million this year, does that mean that they’ll need to overspend in ‘06? And also, in terms of margins, it looks like it’ll — you’re looking at close to 57 percent for the fourth quarter, which is a nice pickup from a year ago’s quarter, but — and I was wondering if you could give a little bit more color on what’s driving that or is it something that was really in the fourth quarter a year ago.

Scott Pomeroy:	Sure, Hester. This is Scott. With regard to the Qwest spending, let me make two clarifying points. One is the distinction between the sold Qwest placement of revenue and then how it waterfalls into recognized. As you’re seeing in our reported results, that represents the recognized numbers and that would be a function of what was spent in 2004 largely, and it’s waterfalling into 2005. And so as we talk about there are expectations around the spending, we talk about it on a sold basis. We think about it on a sold basis as it then — in 2005 as it then waterfalls into subsequent quarters throughout ‘05 and then into ‘06.

Really, what’s happening is they underspent, to a certain degree, in 2004. Our expectation is that they’re going to spend in line with the $20 million in 2005. However, the timing of that expenditure is somewhat backend loaded, if you will, later in the year in 2005. So as you think about how that then becomes recognized as it waterfalls into subsequent 12 months, it’s impacting our original expectations relative to revenue recognition because it’s — we’re getting the benefit of an increase in their spend in ‘05, more in ‘06 than we are in ‘05.

With respect to margins, and I assume you’re talking about the EBITDA margins?

Hester Chang:	Yes.

Scott Pomeroy:	The EBITDA margins are really a function of, as I mentioned in my comments, effective cost management allowing us to invest prudently in the business in some of the new products. But we’re also seeing some of the benefits of some of the rationalization of our cost structure predominately brought about by our Amdoc’s conversion, as we are now seeing. I think we’ve said a number of quarters ago that we would start to see some of the benefits and impacts of those investments in the latter part of 2005, and some of that is starting to come to fruition.

Hester Chang:	Okay.

Operator:	The next question is from Paul Ginocchio from Deutche Bank.

SGN LLC Dex Media East
Moderator: George Burnett
11/3/2005 — 11:00 AM ET
Confirmation #791743

Matt Chestler:	Good morning. It’s Matt Chestler [ph] for Paul. I wanted to talk a little bit about local and specifically will you explain that. There were some — there was some deferral of revenue due to the bundling of the companion directories with the core product. Just to clarify, are you saying that for those six directories that both pub sales and revenue for those directories will not be recorded until Q4 or 2-6?

George Burnett:	Yeah, Matt, it’s George. And Scott will double-team on this one. No, the published revenue — or published sales, to keep our nomenclature correct, is recorded in the quarter, but we’re saying that recognized revenue is getting deferred out into 2006 to do it properly from an accounting perspective. Scott?

Scott Pomeroy:	Yeah. And Matt, just to help you a little bit with that, for most of our Plus directories, what we do is we deliver the Plus directory in connection with the main core, so there isn’t any issue that’s created in terms of a decoupling, if you will, of the bundle. When you decouple delivery of these books and, as we’ve said, we did some for strategic reasons, and you say — and say, you’ll deliver a Plus directory a number of months later, what the accounting suggests is that you’ve got to defer the start of the recognition of revenue until all elements of the bundle are completely delivered. So you’ve got — you’re deferring both the core and the bundle until some subsequent date. And we’ve got six markets that have affected us that way. And obviously, as we had given guidance previously, we had not made some of these strategic decisions with respect to the decoupling of the directory. So as we moved through the third quarter, made those decisions, and then dealt with the accounting ramifications, you’ve seen that reflected in our — further in our guidance for the balance of the year.

But the important point to note is, we still have the right to continue to bill and collect on those — on that revenue. It’s just a matter of when we have to defer the beginning of the recognition of that revenue.

Matt Chestler:	Then if you — have you made an attempt to estimate — have you been able to begin the recognition within the quarter? I mean, clearly the local revenue during the quarter was lower than what we would have expected and this explains part of that. What would you have estimated your local growth to have been if the accounting treatment didn’t require you to do this, if so?

Scott Pomeroy:	I think, Matt, what we said was in the third quarter if we adjust for those three affects, Qwest, the discontinuation of direct products, and this issue of where we only really defer a small portion of the main directory revenue, it would have been from 1.2 and 1.4 percent, and we’re explaining — or I’m sorry, 1.2 and 1.5 percent, so that gives you the effect of all three of those together in the third quarter. And we’re explaining this difference between what we are guiding to, which is .6 percent on a recognized basis versus the 1.0 on excluding the affects of those three noncash items on a full-year basis.

Matt Chestler:	Okay. And then one more question on the companion directories. It sounds like your initial studies are showing that usage is up. I’m wondering if you’re willing to share with us some of those results. And then related to that is, if usage is strong, Bell South is saying that in its test markets usage has been expanded by 36 percent. Does this mean that you are perhaps underpricing your Plus directories?

George Burnett:	Yeah, Matt, but I think there’s two questions. One is, we’re not prepared to share, for competitive reasons, specific share results. I think what’s important for investors is — and maybe this is, in fact, our usage share is expanding and that’s what’s important. Whether we’re underpricing or not, I think is — in any media business it’s an innovative process. Right? You grow ratings, you figure

SGN LLC Dex Media East
Moderator: George Burnett
11/3/2005 — 11:00 AM ET
Confirmation #791743

out how to price against those ratings. As we grow usage or share usage, we have to figure out in future campaigns what the appropriate pricing of that is going forward.

I would tell you that retrospectively we’re very happy with our pricing, because in a sense in the first year of an introduction what you’re really trying to do is drive penetration and customer acceptance. You’re not trying to extract the last dollar. So when we step back for one second and say are we driving penetration rates that exceed our expectations and are we getting consumer usage, the two important parts of our customer base, both of those are happening, and that’s what encourages us.

Matt Chestler:	Thank you.

George Burnett:	Sure.

Operator:	Again, if you have a question at this time, please press the one key on your TouchTone telephone. The next question is from Maurice McKenzie from FBR.

Maurice McKenzie:	Good morning. Just two questions. The first is, on Spanish-only books you recently launched in Salt Lake City can you talk about the broader opportunity in that area? And secondly, if you could just address potential synergies from the national sales perspective for the combined entity, and really sort of the purchasing decision that the national advertiser goes through when they make that decision. Thank you.

George Burnett:	Sure. Hey, Maurice. It’s George.

Maurice McKenzie:	Hey, George.

George Burnett:	Two things. We’ve said previously that we think obviously America is becoming a much more pluralistic market with greater diversity. We happen to have many of our markets in the southwestern US, which have a strong Hispanic or a dual-speaking population, so we think there is an opportunity for two products in this area. One is Spanish-language sections within our Hispanic — our main directories, which I think we’ve launched 22 of those, and then we think there’s in some key markets some expanded capability to have a Spanish-only directory really targeted at that market and the advertisers that want to reach that market.

So without giving specific numbers of the specific upside, clearly we’re living in a more diverse community. Clearly, there’s advertisers who want to reach those consumers in their preferred language, and we think at least there are two products that we’re rolling out now that have an ability to address that market and capture advertiser dollars.

Secondly, on the national front, because CMRs actually aggregate national buys for national advertisers and so they’re aggregating in a sense the Bell South, Verizon, SBCs, ourselves and RH Donnelly. In a sense, we’re making their — alive the ability to aggregate initially by a little simpler because of our broader potential footprint post-close, but won’t fundamentally change, in a sense, our competitive position, at least in the short term. Improved, but not fundamentally different.

Maurice McKenzie:	Thank you very much.

George Burnett:	Sure.

SGN LLC Dex Media East
Moderator: George Burnett
11/3/2005 — 11:00 AM ET
Confirmation #791743

Operator:	The next question is from Douglas Arthur from Morgan Stanley.

Douglas Arthur:	Scott, on the second table in the earnings release before all the numbered schedules, the free cash flow and adjusted free cash flow, can you just very quickly take me through the build-up to the $155.6 million cash from operations? Obviously, you make some adjustments to get to the 150.8, but the —

Scott Pomeroy:	You’re talking about kind of working back up that schedule, Doug?

Douglas Arthur:	I’m just trying to understand the delta between the 104.7 in ‘04 and the 155.6 in ‘06.

Scott Pomeroy:	That is — as you know, cash provided by operating activities is really a function of the working cap — excuse me, the cash flow statement that we will provide in our Q. And it is something that will be more fully explained, and there’s a lot of detail in there. One of the significant deltas is the $20 million sponsor fee in the 2004 period that was utilized and shows up through the cash provided by operating activities in ‘04. So if you normalize for that, you close the delta a fair amount, and then the rest is going to be just the movements and general working capital components, receivables, payables, et cetera, that would be again more fully detailed in that — in the cash flow statement.

Douglas Arthur:	But net, I think you said if I can quote you correctly, that working capital was a net $1 million positive in the quarter or did I mishear that?

Scott Pomeroy:	It was a net $1 million. As we define operating working capital, Doug, what you’ve got is true working capital, but it would also include changes in your accrued interest, for instance, that we think about different from a cash-interest perspective, so that would be a component, the change in your crude, and I just don’t have that in front of me.

Douglas Arthur:	Okay. I’ll pursue this. Thanks.

Scott Pomeroy:	Okay.

Operator:	Again, if you have a question at this time, please press the one key on your TouchTone telephone. There are no further questions at this time.

Scott Pomeroy:	Well, Andrea, thank you very much. And for all of our investors on the call, thank you for your questions and your participation today, and this concludes today’s teleconference.

Operator:	Ladies and gentlemen, thank you for participating in today’s conference. This concludes the program. You may now disconnect.